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                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into, at Irvine, California, as of July 9, 1999, by and between AUTOBYTEL.COM INC., a corporation duly organized under the laws of the State of Delaware, with its principal offices at 18872 MacArthur Blvd., Second Floor, Irvine, California, 92612-1400, a Delaware Corporation, and its affiliated companies, including DealerSites.com Corporation, a corporation duly organized under the laws of the State of Delaware, with offices in Houston, Texas, (hereinafter, collectively referred to as the "Company"), and MARC BENJAMIN, domiciled at 2922 Western Avenue, Unit 612, Seattle, Washington 98121.

    WHEREAS: Company desires to employ Marc Benjamin (hereinafter, sometimes referred to herein as "Employee"), as Chief Marketing Officer for the Company.

    WHEREAS: Employee desires to be so employed by the Company, subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1.  TERM OF EMPLOYMENT

         Section 1.1 The Company hereby employs Marc Benjamin as Chief Marketing Officer of the Company, on an "at-will" basis and Employee hereby accepts such employment by the Company, on such basis, commencing on July 15, 1999.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

         Section 2.1 Employee shall be employed as a full time employee of the Company. In such capacity, Employee shall do and perform all services, acts, or things necessary or advisable as Chief Marketing Officer of the Company, subject at all times to all present and future policies and requirements of the Company in connection with Company's business. Employee shall perform all services required hereunder to the best of his/her ability.

ARTICLE 3.  OBLIGATIONS OF THE COMPANY

         Section 3.1 The Company shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this Agreement. Employee and the Company acknowledge that such compensation, incentives, benefits, and business expense reimbursement are commensurate with the duties and obligations required of Employee hereunder.


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ARTICLE 4.  COMPENSATION OF EMPLOYEE

         Section 4.1 As compensation for services to be rendered by Employee pursuant to this Agreement, the Company hereby agrees to pay Employee a semi-monthly (twenty-four (24) pay periods per year) salary of $8,333.33 payable at such times or on such dates that Employees of the Company are regularly and customarily paid.

         Section 4.2 In lieu of participating in any ABT bonus plans or arrangements, Employee will receive an annual bonus of not less than $75,000.00 unless terminated for Cause as defined below.

         As used herein, the term "for Cause" shall refer to the termination of your employment as a result of any one or more of the following: (i) your conviction for a felony; (ii) your gross willful misconduct which has a direct and material injurious effect on the business or reputation of ABT; or (iii) your gross dishonesty which is directly and materially injurious to the business and reputation of ABT.

         Section 4.3 Upon commencement of employment with ABT, Employee will receive a signing bonus of $50,000.00.

         Section 4.4 The Company shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable during the Term.

         Section 4.5 Additionally, Employee will be granted stock options under ABT's 1999 Stock Option Plan to purchase 150,000 shares of ABT common stock at an exercise price equal to the closing price of ABT's common stock on the date approved by the compensation committee. One-fourth of the option grant will vest on the first anniversary of the date of grant and the remainder of the option grant will vest at a rate of 1/48th of the entire grant per month, with the entire grant also vesting as otherwise provided in such plan.




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         Section 4.6 Employee will be eligible to receive reimbursement of up to
         $15,000.00 of valid expenses resulting from relocation to Orange County California. Moving expenses are reimbursable, and should be submitted and approved through the Company's standard expense reimbursement process.

         o  Includes:

            o  Hotels

            o  Travel

            o  Home sale charges or charges resulting from breaking of lease *

            o  Moving Company *

               *  Expenses will be reflected on W-2 as earnings

ARTICLE 5.  EMPLOYEE BENEFITS

         Section 5.1 The Company agrees that Employee shall be eligible to participate in the company's group benefits package. The company will pay for all or part of the premium costs based upon plan selection and dependents' covered. Medical, dental and life insurance benefits are effective on the 1st of the month following 30 days of employment.

         Section 5.2 Employee shall be eligible to participate in the Company's 401(k) retirement savings plan on the first enrollment period following 90 days of employment. Enrollment in the Plan takes place on January 1st and July 1st of each year.

         Section 5.3 Paid vacation is provided to all regular full-time ABT personnel. Vacation is accrued monthly at a rate equal to two (2) weeks (80 hours) per year during the first five years of employment. After completing five (5) years of employment, employees will begin to accrue at a rate equal to three (3) weeks (120 hours) per year. Employees begin accruing vacation in the first month in which they have completed 120 hours of service. However, paid vacation may not be taken until an employee has completed six (6) months of service. Vacation taken prior to six (6) months will be unpaid, and may only be taken with supervisor approval. Only accrued, but unused vacation will be paid out to employees in the event of termination.

         Section 5.4 Regular full-time employees are eligible for up to six (6) days of paid sick time off per year. Employees who have been employed since January 1st will be eligible for the full six (6) days of paid sick time off. Employees hired after the first of the year will receive a pro-rated amount of time based upon their date of hire. Because sick time does not accrue, balances are not paid out to an employee in the event of termination.




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ARTICLE 6.  BUSINESS EXPENSES

         Section 6.1 The Company shall pay or reimburse Employee for all reasonable and authorized business expenses incurred by Employee during the Term; such payment or reimbursement shall not be unreasonably withheld so long as said business expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by employees in comparable positions at other comparable businesses in the same or similar market. Notwithstanding the above, the Company shall not pay or reimburse Employee for the costs of any membership fees or dues for private clubs, civic organizations, and similar organizations or entities, unless and until such organizations and the fees and costs associated therewith have been approved in writing by the Board of Directors of the Company.

         Section 6.2 The Company shall reimburse Employee for business-related mileage at the reimbursement rate approved by the United States Internal Revenue Service, as such rate may change from time to time. Notwithstanding the foregoing, the Company shall not reimburse Employee for mileage traveled to the Company's office from Employee's residence, or from the Company's office to Employee's residence. Nothing contained in this Section 6.2 shall be construed as requiring the Company to reimburse Employee for the cost of gasoline for his/her motor vehicle.

         Section 6.3 As a condition to reimbursement, Employee shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure as an income tax deduction. Employee acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

ARTICLE 7.  TERMINATION OF EMPLOYMENT

         ABT is an "At-Will" employer. You are free to terminate your employment with ABT at any time, with or without reason, and ABT has the right to terminate your employment at any time with or without reason. Although ABT may choose to terminate employment for cause, cause is not required.

         If employment is terminated without Cause, Employee will receive six months base salary plus the greater of (i) six month's bonus and (ii) accrued portion of Employee's annual bonus, in each case, payable monthly over the first six months following such termination. Termination without cause shall include termination by Employee due to material diminution of Employee's status, duties or reporting structure.




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ARTICLE 8.  RESTRICTIVE COVENANTS

         Section 8.1 Employee shall devote all or substantially all of his/her entire productive time, ability and attention to the business of the Company during the Term. Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, including, but not limited to, providing services to any business that is in competition with or similar in nature to the Company, whether for compensation or otherwise, without the prior written consent of the Company's Board of Directors. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of the Agreement, if those activities do not materially interfere with the services required under this Agreement, and shall not require the prior written consent of the Company's Board of Directors. Notwithstanding anything herein contained to the contrary, this Agreement shall not be construed to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required hereunder.

         Section 8.2 During the Term and following termination of this Agreement, Employee agrees that, without the Company's prior written consent, he will not disclose to any person, firm, association, partnership, entity or corporation, any information concerning: (a) the business operations or internal structure of the Company; (b) the customers of the Company; (c) the financial condition of the Company; and (d) other confidential information pertaining to the Company, including without limitation, trade secrets, technical data, marketing analyses and studies, operating procedures, customer and/or inventor lists, or the existence or nature of any of the Company's agreements; provided, however, that Employee shall be entitled to disclose such information: (i) to the extent the same shall have otherwise become publicly available (unless made publicly available by Employee); or
         (ii) during the course of or in connection with any litigation, arbitration, or other proceeding based upon or in connection with the subject matter of this Agreement.

         Section 8.3 Employee acknowledges that a breach or violation of the covenants contained in Section 8.2 will cause severe and irreparable harm to the Company and that recovery by the Company of monetary damages will not constitute an adequate remedy. Accordingly, in the event of any breach or violation of such covenants by Employee, and with the Company not having an adequate remedy at law, the Company will have the right to have Section 8.2 of this Agreement specifically enforced by any court having equity jurisdiction, without requirement of bond or showing of actual damages, provided that nothing contained herein shall limit or restrict any other rights or remedies that the Company may have. Each of the rights and remedies of the Company enumerated in this Section shall be independent of the other, and shall be in addition




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         to, and not in lieu of, any other rights and remedies available to the
         Company under law or in equity.

ARTICLE 9.  GENERAL PROVISIONS

         Section 9.1 This document contains the entire agreement between the parties with respect to the subject matter hereof.

         Section 9.2 No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition.

         Section 9.3 No modification, waiver, amendment, discharge or change of this Agreement, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver, amendment, discharge, or change is sought.

         Section 9.4 Except as hereinafter provided, all claims, disputes and other matters in question between the parties hereto arising out of, or relating to this Agreement or the breach thereof, shall be resolved solely by mediation and arbitration in accordance with the provisions of this Section 9.4.

                  9.4.1 With respect to any dispute between the parties, the parties shall attempt in good faith first to mediate such dispute and use their best efforts to reach agreement on the matters in dispute. After a written request for non-binding mediation, which shall specify in detail the facts of this dispute, and within ten
                         (10) business days from the date of delivery of the demand, the matter shall be submitted to a mediator mutually agreeable to the parties (the "Mediator") in Irvine, California. The party who did not initiate the mediation may submit a statement of facts to the Mediator, and provide a copy to the other party within five (5) business days of the mediation hearing. The mediator shall hear the matter and provide an informal opinion and advice, none of which shall be binding upon the parties, but is expected by the parties to help resolve the dispute. Pursuant to Evidence Code Section 1152.5(c) the parties agree: (i) Evidence of anything said or of any admission made in the course of the mediation is not admissible in evidence, and disclosure of any such evidence shall not be compelled, in any arbitration proceeding or civil action in which, pursuant to law, testimony can be compelled to be given; (ii) Unless the document otherwise provides, no document prepared for the purpose of, or in the course of, or pursuant to, the mediation, or copy thereof, is admissible in evidence, and disclosure of any such document shall not be compelled, in any arbitration proceeding or civil action in which, pursuant to law, testimony can be compelled to be given; and (iii) The Mediator's fee shall be shared equally




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                         by the parties. If the dispute has not been resolved,
                         the matter shall then be submitted to arbitration in accordance with section 9.4.2

















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                  9.4.2  Any dispute between the parties that is to be resolved by arbitration as provided in Section 9.4.1 shall be conducted pursuant to the provisions of California Code of Civil Procedure Sections 1280 through 1287.6, except as provided below. Any such arbitration shall be held and conducted in Irvine, California, and shall be conducted by a sole arbitrator mutually selected by the parties. If the parties cannot agree on a sole arbitrator within ten (10) business days from the first request for arbitration, each party shall each select one arbitrator and the two (2) selected arbitrators shall select the third arbitrator. The parties further agree: (i) Any request for arbitration shall be in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided, however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statute of limitations; (ii) The arbitrator or arbitrators appointed must be former or retired judges or attorneys at law with at least ten
                         (10) years experience in employment, financing, and other matters; (iii) All proceedings involving the parties shall be reported by a certified shorthand court reporter and written transcripts of the proceedings shall be prepared and made available to the parties; (iv) The arbitrator or arbitrators shall prepare in writing and provide to the parties an award together with the reasons upon which the award of the arbitrators is based; (v) The final award by the arbitrator or arbitrators must be made within ninety
                         (90) days from the date the arbitration proceedings are initiated; (vi) The prevailing parties shall be awarded reasonable attorney's fees, expert and non-expert witness costs and expenses, and other costs and expenses incurred in connection with the arbitration, unless the arbitrator or arbitrators for good cause determine otherwise; (vii) Costs and fees of the arbitrator or arbitrators shall be borne by the non-prevailing parties, unless the arbitrator or arbitrators for good cause determine otherwise; and
                         (viii) The award or decision of the arbitrator or arbitrators, which may include equitable relief, shall be final and judgment may be entered on it in accordance with applicable law in any court having jurisdiction over the matter.




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NOTICE: BY INITIALING IN THE SPACE BELOW THE PARTIES ARE AGREEING TO HAVE ANY
DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND THE PARTIES ARE GIVING UP ANY RIGHTS THE PARTIES MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE PROVISIONS OF THIS SECTION. IF THE PARTIES REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, THE PARTIES MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. THEIR AGREEMENT TO THE ARBITRATION PROVISION IS VOLUNTARY.

THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION TO NEUTRAL ARBITRATION.

     Company Initials    AD              Employee's Initials    MB
                      --------                               --------

         Section 9.5 The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

         Section 9.6 Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex or cable, or sent prepaid by registered or certified mail with return receipt requested and shall be deemed given (i) if personally served, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex or cable, when sent, or (ii) if given by mail, two (2) business days following deposit in the United States mail. Any notice given by telegram, telex or cable shall be confirmed in writing within forty-eight (48) hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.

         IF TO THE COMPANY, TO:                    IF TO EMPLOYEE:
         AUTOBYTEL.COM INC.                        Marc Benjamin
         18872 MacArthur Blvd., Second Floor       2922 Western Avenue, Unit 612
         Irvine, California  92612-1400            Seattle, Washington 98121
         Attn.:  Mark W. Lorimer
                 President/Chief Executive Officer




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         Section 9.7 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

         Section 9.8 This Agreement shall be construed and enforced in accordance with the laws of the State of California.

         Section 9.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

         Section 9.10 The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not effect any other provision or application.

         Section 9.11 As used herein, and as the circumstances require, the plural term shall include the singular, the singular shall include the plural, the neuter term shall include the masculine and feminine genders, and the feminine term shall include the neuter and the masculine genders.

         Section 9.12 Each party hereto shall pay its or their own expenses incident to the negotiation, preparation and consummation of this Agreement, including all fees and expenses of its or their respective counsel.

ARTICLE 10.  EMPLOYEE CONFIDENTIALITY AGREEMENT

         As a further condition of his/her employment by Company, Employee agrees to execute an "Employee Confidentiality Agreement".

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

    AUTOBYTEL.COM INC.                       EMPLOYEE:


By: /s/Ann Delligatta                        /s/ Marc Benjamin
    ----------------------------------       ------------------------------
    Ann Delligatta                           Marc Benjamin
    Executive Vice President and Chief
    Operating Officer





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